Exhibit 99.01

       Brooke Corporation Releases Subsidiary Results for November 2004

    OVERLAND PARK, Kan., Dec. 7 /PRNewswire-FirstCall/ -- Robert D. Orr, CEO of Brooke Corporation (Amex: BXX), announced selected November results for the Company's franchise and finance subsidiaries.
    Orr announced that the Company's franchise subsidiary, Brooke Franchise Corporation, consulted with franchisees and others in the acquisition of businesses in the states of California, Louisiana, Virginia, Michigan, Arizona, Ohio, Texas, Wisconsin, Oregon, and North Carolina. Orr stated, "As a result of converting these acquisitions into franchises and the start up of new franchises, Brooke Franchise Corporation added twenty-one new franchise locations and received approximately $2,900,000 in consulting fees from these new franchisees."
    To help observers put the November expansion into perspective, Orr noted that a total of five new franchise locations were added in October resulting in over $1,500,000 in consulting fees. Twenty-one new franchise locations were added in September resulting in over $2,600,000 in consulting fees. Consulting fees exclude fees paid by sister companies.
    Orr also announced that loan portfolio balances of the Company's finance subsidiary, Brooke Credit Corporation, totaled over $179,000,000 on November 30, 2004, as compared to loan portfolio balances of approximately $174,000,000 on October 31, 2004, and approximately $168,000,000 on September 30, 2004. Portfolio balances exclude loan balances of sister companies.

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of more than 380 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and financial services more efficiently than others if supported by a franchise system. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Loan portfolio balances currently exceed $179,000,000 and have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset backed securitizations. CJD & Associates, LLC is a subsidiary that sells insurance on a wholesale basis primarily through locally owned insurance agencies, including Brooke franchises. Through Bermuda based subsidiaries, underwriting risks are shared by CJD & Associates with insurance companies on selected policies.

    Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products and services, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge or at http://www.sec.gov , for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             12/07/2004
    /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO: Brooke Corporation; Brooke Franchise Corporation; Brooke Credit Corporation; CJD & Associates, LLC
ST:  Kansas
IN:  FIN
SU:  ERN